EX-99.3 REVISED MANAGEMENT’S DISCUSSION AND ANALYSIS

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

Note: The information contained in this Item includes changes related to reportable segments, as well as a revision to the definition of Adjusted EBITDA, as discussed in the Notes to the Consolidated Financial Statements. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K. For significant developments since the filing of the 2013 Form 10-K, refer to Avis Budget Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

The following discussion should be read in conjunction with our Consolidated Financial Statements and accompanying Notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts in tables are in millions and those relating to our results of operations are presented before taxes.

OVERVIEW
OUR COMPANY
We operate three of the most recognized brands in the global vehicle rental and car sharing industry, Avis, Budget and Zipcar. We are a leading vehicle rental operator in North America, Europe, Australia, New Zealand and certain other regions we serve, with a fleet of more than 500,000 vehicles. We also license the use of the Avis and Budget trademarks to licensees in the areas in which we do not operate directly. We and our licensees operate the Avis, Budget and/or Zipcar brands in approximately 175 countries throughout the world.
OUR SEGMENTS
We categorize our operations into three reportable business segments: North America, International, and Truck Rental, as discussed in Item 1 to this Report on Form 8-K.
BUSINESS AND TRENDS
Our revenues are derived principally from car and truck rentals in our Company-owned operations and include:

•	time and mileage (“T&M”) fees charged to our customers for vehicle rentals;

•
payments from our customers with respect to certain operating expenses we incur, including gasoline and vehicle licensing fees, as well as concession fees, which we pay in exchange for the right to operate at airports and other locations;

•	sales of loss damage waivers and insurance and rentals of navigation units and other items in conjunction with vehicle rentals; and

•	royalty revenue from our licensees in conjunction with their vehicle rental transactions.

Our operating results are subject to variability due to seasonality, macroeconomic conditions and other factors. Car rental volumes tend to be associated with the travel industry, particularly airline passenger volumes, or enplanements, which in turn tend to reflect general economic conditions. Our vehicle rental operations are also seasonal, with the third quarter of the year historically having been our strongest due to the increased level of leisure travel during such quarter. We have a partially variable cost structure and routinely adjust the size, and therefore the cost, of our rental fleet in response to fluctuations in demand.

We believe that the following factors, among others, may affect and/or impact our financial condition and results of operations:

•	worldwide enplanements;

•	fleet, pricing, marketing and strategic decisions made by us and by our competitors;

•	changes in fleet costs and in conditions in the used vehicle marketplace;

•	changes in borrowing costs and in market willingness to purchase corporate and vehicle-related debt;

•	our acquisitions, our integration of acquired operations and our realization of synergies, particularly with respect to Zipcar and Avis Europe;

•	demand for car sharing services;

•	changes in the price of gasoline;

•	changes in currency exchange rates; and

•	demand for truck rentals.
We continue to operate in an uncertain economic environment, which impacted our business in 2013 and will continue to do so. Nonetheless, we anticipate that worldwide demand for vehicle rental and car sharing services will increase in 2014, most likely against a backdrop of modest economic growth in most of the geographic markets in which we operate directly. We also expect that our access to new fleet vehicles will be adequate to meet our needs for both replacement of existing vehicles in the normal course and for growth to meet incremental demand. We experienced declines in realized pricing from 2009 to 2012, and we took actions in 2013 that helped achieve a modest increase in realized pricing. We will look to pursue opportunities for further pricing increases in 2014 in order to maintain our returns on invested capital and to enhance our profitability.

Our objective in 2014 is to focus on growing our business profitably, strengthening our position as a leading global provider of vehicle rental services, continuing to enhance the quality of vehicle rental services that we provide to customers, and maintaining and enhancing efficiencies achieved through process improvement and other actions. We operate in a highly competitive industry and we expect to continue to face challenges and risks. We seek to mitigate our exposure to risks in numerous ways, including delivering upon the core strategic initiatives described above and through continued optimization of fleet levels to match changes in demand for vehicle rentals, maintenance of liquidity to fund our fleet and our operations, and adjustments in the size, nature and terms of our relationships with vehicle manufacturers.
2013 HIGHLIGHTS
In 2013, we achieved record transaction volumes and revenues and had the second-highest Adjusted EBITDA in our history:

•
Our net revenues increased 8% year-over-year to $7.9 billion in 2013, primarily due to a 3% increase in Avis and Budget rental days, as well as the acquisitions of Zipcar and Payless Car Rental (“Payless”).

•	Pricing (our average T&M revenue per rental day) increased 1% in North America, excluding Zipcar and Payless, driven by a 3% increase in leisure pricing.

•	Adjusted EBITDA totaled $769 million in 2013, which represents an 8% decline from $840 million in 2012 primarily due to higher fleet costs in North America.

•	We completed the acquisition of Zipcar, the world’s leading car sharing network, in March 2013.

•
We repurchased $62 million principal amount of our outstanding 3½% Convertible Senior Notes due 2014 and $50 million of our common stock, reducing our diluted shares outstanding by approximately 5.4 million shares.

•	We completed the acquisition of Payless, the sixth largest car rental company in North America, in July 2013.

•	We acquired a 50% ownership stake in our Brazilian licensee for Avis and Budget in August 2013.

•	Our share price increased 104% to $40.42.

RESULTS OF OPERATIONS
We measure performance using the following key operating statistics: (i) rental days, which represents the total number of days (or portion thereof) a vehicle was rented, and (ii) T&M revenue per rental day, which represents the average daily revenue we earned from rental and mileage fees charged to our customers. We also measure our ancillary revenues (rental-transaction revenue other than T&M revenue), such as from the sale of collision and loss damage waivers, insurance products, fuel service options and portable GPS navigation unit rentals. Our vehicle rental operating statistics (rental days and T&M revenue per rental day) are all calculated based on the actual rental of the vehicle during a 24-hour period. We believe that this methodology, while conservative, provides our management with the most relevant statistics in order to manage the business. Our calculation may not be comparable to other companies’ calculation of similarly-titled statistics.

We assess performance and allocate resources based upon the separate financial information of our operating segments. In identifying our reportable segments, we also consider the nature of services provided by our operating segments, the geographical areas in which our segments operate and other relevant factors. Management evaluates the operating results of each of our reportable segments based upon revenue and “Adjusted EBITDA”, which we define as income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. Our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Year Ended December 31, 2013 vs. Year Ended December 31, 2012

Our consolidated results of operations comprised the following:

	Year Ended December 31,
	2013	2012	Change	% Change
Revenues
Vehicle rental	$5,707	$5,297	$410	8%
Other	2,230	2,060	170	8%
Net revenues	7,937	7,357	580	8%

Expenses
Operating	4,074	3,824	250	7%
Vehicle depreciation and lease charges, net	1,811	1,471	340	23%
Selling, general and administrative	1,019	925	94	10%
Vehicle interest, net	264	297	(33)	(11%)
Non-vehicle related depreciation and amortization	152	125	27	22%
Interest expense related to corporate debt, net:
Interest expense	228	268	(40)	(15%)
Early extinguishment of debt	147	75	72	96%
Restructuring expense	61	38	23	61%
Transaction-related costs	51	34	17	50%
Impairment	33	—	33	*
Total expenses	7,840	7,057	783	11%

Income before income taxes	97	300	(203)	(68%)
Provision for income taxes	81	10	71	*

Net income	$16	$290	$(274)	(94%)
__________

*	Not meaningful.

During 2013, our net revenues increased principally as a result of a 3% increase in total rental days (excluding acquisitions), $246 million of revenue from Zipcar and $44 million of revenue from Payless. Movements in currency exchange rates had virtually no effect on revenues in 2013 compared to 2012.

Total expenses increased as a result of higher vehicle depreciation and lease charges resulting from a 2% increase in our car rental fleet and a 17% increase in our per-unit fleet costs (excluding acquisitions); an increase in operating expenses as a result of the acquisition of Zipcar, increased volumes and inflationary pressures on costs; an increase in selling, general and administrative costs, driven by the acquisition of Zipcar and increased marketing commissions; and an increase in debt extinguishment costs in connection with the retirement of a portion of our outstanding corporate debt. Our expenses were not materially impacted by currency exchange rates. As a result of these items, and a $71 million increase in our provision for income taxes, our net income decreased $274 million. Our effective tax rates were a provision of 84% and 3% in 2013 and 2012, respectively, principally due to the non-deductibility of a portion of our debt extinguishment costs and the treatment of impairment costs in 2013 and the effective settlement of a $128 million unrecognized tax benefit in 2012.

In the year ended December 31, 2013:

•	Operating expenses decreased to 51.3% of revenue from 52.0% in the prior year, driven by cost-reduction efforts.

•	Vehicle depreciation and lease charges increased to 22.8% of revenue from 20.0% in 2012, principally due to higher per-unit fleet costs amid an anticipated normalization of used-car residual values.

•	Selling, general and administrative costs increased to 12.8% of revenue from 12.6% in 2012.

•	Vehicle interest costs declined to 3.3% of revenue compared to 4.0% in the prior year, principally due to lower borrowing rates.
Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			Adjusted EBITDA
	2013	2012	% Change	2013	2012	% Change
North America	$5,042	$4,640	9%	$508	$557	(9%)
International	2,522	2,342	8%	272	270	1%
Truck Rental	373	374	0%	36	34	6%
Corporate and Other (a)	—	1	*	(47)	(21)	*
Total Company	$7,937	$7,357	8%	769	840	(8%)

Less:	Non-vehicle related depreciation and amortization			152	125
Interest expense related to corporate debt, net:
	Interest expense			228	268
	Early extinguishment of debt			147	75
Restructuring expense				61	38
Transaction-related costs (b)				51	34
Impairment (c)				33	—
Income before income taxes				$97	$300
__________

*	Not meaningful.

(a)	Includes unallocated corporate overhead and the elimination of transactions between reportable segments.

(b)
For 2013, primarily represents costs related to the integration of acquired businesses and our acquisition of Zipcar and, for 2012, primarily represents costs related to the integration of the operations of Avis Europe.

(c)	We recorded a charge of $33 million for the impairment of our equity-method investment in our Brazilian licensee.
North America

	2013	2012	% Change
Revenue	$5,042	$4,640	9%
Adjusted EBITDA	508	557	(9%)
Revenues increased 9% in 2013 compared with 2012, primarily due to the acquisitions of Zipcar and Payless and 3% growth in rental volumes and a 1% increase in pricing (excluding acquisitions).

Adjusted EBITDA decreased 9% in 2013 compared with 2012 due to higher fleet costs, partially offset by lower vehicle interest expense, as our borrowing rates declined year-over-year.

Zipcar and Payless contributed $205 million and $44 million to revenues and $26 million and an insignificant amount to Adjusted EBITDA, respectively, in 2013.

In the year ended December 31, 2013:

•	Operating expenses were 49.4% of revenue, a decrease from 50.4% in the prior year, primarily due to higher pricing and our continued cost-reduction efforts.

•	Vehicle depreciation and lease charges increased to 24.9% of revenue from 20.3% in 2012, due to 25% higher per-unit fleet costs, excluding acquisitions.

•	Selling, general and administrative costs decreased to 11.6% of revenue from 12.0% in the prior year.

•	Vehicle interest costs declined to 4.0% of revenue compared to 5.3% in the prior year, principally due to lower borrowing rates.
International

	2013	2012	% Change
Revenue	$2,522	$2,342	8%
Adjusted EBITDA	272	270	1%
Revenues increased 8% during 2013 compared with 2012, primarily due to a 4% increase in rental days and an 10% increase in ancillary revenues (excluding acquisitions), the March 2013 acquisition of Zipcar, October 2012 acquisition of Apex Car Rentals (“Apex”), and a $14 million increase related to currency exchange rates, partially offset by a 2% decrease in pricing (excluding acquisitions).

Adjusted EBITDA increased 1% in 2013 compared with 2012. Apex contributed $42 million to revenue and $9 million to Adjusted EBITDA in 2013, compared to $8 million of revenue and $2 million of Adjusted EBITDA in fourth quarter 2012. Zipcar contributed $41 million to revenue and an insignificant amount to Adjusted EBITDA in 2013.

In the year ended December 31, 2013:

•	Operating expenses, at 52.9% of revenue, remained level compared to the prior year.

•	Vehicle depreciation and lease costs decreased to 20.2% of revenue from 20.6% in the prior year, principally due to an increase in fleet utilization.

•	Selling, general and administrative costs increased to 14.2% of revenue from 13.3% in the prior-year, primarily due to increased marketing commissions and the acquisition of Zipcar.

•	Vehicle interest costs increased to 1.9% of revenue compared to 1.6% in the prior year, due to lower cash balances in 2013.
Truck Rental

	2013	2012	% Change
Revenue	$373	$374	0%
Adjusted EBITDA	36	34	6%
Revenues decreased $1 million as the effects on volume of having an 8% smaller fleet were largely offset by a 7% increase in pricing.

Adjusted EBITDA increased $2 million in 2013 compared with 2012.

Corporate and Other

	2013	2012	% Change
Revenue	$—	$1	*
Adjusted EBITDA	(47)	(21)	*
__________

*	Not meaningful

Revenue and Adjusted EBITDA decreased $1 million and $26 million, respectively, in 2013 compared with 2012. Adjusted EBITDA decreased in 2013 primarily due to greater selling, general and administrative expenses which are not attributable to a particular segment.
Year Ended December 31, 2012 vs. Year Ended December 31, 2011

Our consolidated results of operations comprised the following:

	Year Ended December 31,
	2012	2011	Change	% Change
Revenues
Vehicle rental	$5,297	$4,338	$959	22%
Other	2,060	1,562	498	32%
Net revenues	7,357	5,900	1,457	25%

Expenses
Operating	3,824	3,025	799	26%
Vehicle depreciation and lease charges, net	1,471	1,223	248	20%
Selling, general and administrative	925	756	169	22%
Vehicle interest, net	297	286	11	4%
Non-vehicle related depreciation and amortization	125	95	30	32%
Interest expense related to corporate debt, net:
Interest expense	268	219	49	22%
Early extinguishment of debt	75	—	75	*
Restructuring expense	38	5	33	*
Transaction-related costs	34	255	(221)	(87%)
Total expenses	7,057	5,864	1,193	20%

Income before income taxes	300	36	264	*
Provision for income taxes	10	65	(55)	(85%)

Net income (loss)	$290	$(29)	$319	*
__________

*	Not meaningful.

During 2012, our net revenues increased principally due to the acquisition of Avis Europe in fourth quarter 2011 and 6% increases in total rental days and ancillary revenues (excluding Avis Europe). Movements in currency exchange rates had virtually no effect on revenues.

Total expenses increased as a result of including the results of Avis Europe for the full year; an increase in debt extinguishment costs in connection with the retirement of a portion of our outstanding corporate debt; and an increase in restructuring expenses. These increases were partially offset by a decrease in transaction-related costs, which for 2012 related primarily to the integration of the operations of Avis Europe and which for 2011 related to costs associated with the acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty. Our expenses were not materially impacted by currency exchange rates. As a result of these items, and a $55 million decrease in our provision for income taxes, our net income increased $319 million. Our effective tax rates were a provision of 3% and 181% for 2012 and 2011, respectively, which reflected the settlement of a $128 million unrecognized tax benefit in 2012 and the non-deductibility of many of the transaction-related costs related to the acquisition of Avis Europe in 2011.

In the year ended December 31, 2012:

•	Operating expenses were 52.0% of revenue, versus 51.3% in the prior year, primarily due to the acquisition of Avis Europe.

•
Vehicle depreciation and lease costs declined to 20.0% of revenue in 2012, from 20.7% in 2011, primarily due to lower per-unit fleet costs in North America amid robust used-car residual values in the first half of the year, partially offset by the acquisition of Avis Europe.

•	Selling, general and administrative costs decreased to 12.6% of revenue, versus 12.8% in 2011, as a result of our cost-reduction initiatives.

•	Vehicle interest costs declined to 4.0% of revenue, compared to 4.8% in the prior-year period, principally due to lower borrowing rates.
Following is a more detailed discussion of the results of each of our reportable segments:

	Revenues			Adjusted EBITDA
	2012	2011	% Change	2012	2011	% Change
North America	$4,640	$4,495	3%	$557	$444	25%
International	2,342	1,028	128%	270	130	108%
Truck Rental	374	376	(1%)	34	49	(31%)
Corporate and Other (a)	1	1	*	(21)	(13)	*
Total Company	$7,357	$5,900	25%	840	610	38%

Less:	Non-vehicle related depreciation and amortization			125	95
Interest expense related to corporate debt, net:
	Interest expense			268	219
	Early extinguishment of debt			75	—
Restructuring expense				38	5
Transaction-related costs (b)				34	255
Income before income taxes				$300	$36
__________

*	Not meaningful

(a)	Includes unallocated corporate overhead and the elimination of transactions between segments.

(b)
For 2012, primarily represents costs related to the integration of the operations of Avis Europe and, for 2011, primarily represents costs related to our acquisition of Avis Europe and our previous efforts to acquire Dollar Thrifty.

North America

	2012	2011	% Change
Revenue	$4,640	$4,495	3%
Adjusted EBITDA	557	444	25%
Revenues increased 3% during 2012 compared with 2011, primarily due to a 5% increase in rental days, partially offset by a 2% decrease in pricing.

Adjusted EBITDA increased 25% during 2012 compared with 2011, primarily due to the increase in revenue and an 8% decline in per-unit fleet costs.

In the year ended December 31, 2012:

•	Operating expenses decreased to 50.4% of revenue versus 50.6% in the prior year, highlighting our cost-reduction efforts in an environment where our T&M revenue per day declined.

•	Vehicle depreciation and lease costs declined to 20.3% of revenue in 2012 from 21.5% in the prior year,

primarily due to lower per-unit fleet costs amid strong used-car residual values during the first half of 2012.

•	Selling, general and administrative costs decreased to 12.0% of revenue, compared to 12.1% of revenue for 2011.

•	Vehicle interest expense decreased to 5.3% of revenue versus 5.9% in the prior year, principally due to lower borrowing rates.
International

	2012	2011	% Change
Revenue	$2,342	$1,028	128%
Adjusted EBITDA	270	130	108%

Revenues increased in 2012 compared with 2011, primarily due to the acquisition of Avis Europe during fourth quarter 2011 and a 7% increase in rental days (excluding Avis Europe).

Adjusted EBITDA increased 108% in 2012 compared with 2011, principally due to the acquisition of Avis Europe.

Avis Europe contributed approximately $1.6 billion to revenue and $133 million to Adjusted EBITDA during 2012, compared with $359 million of revenue and $3 million of Adjusted EBITDA in fourth quarter 2011.

In the year ended December 31, 2012:

•
Operating expenses were 52.9% of revenue, an increase from 50.1% in the prior-year, primarily due to the acquisition of Avis Europe, partially offset by an increase in ancillary revenues (excluding Avis Europe).

•	Vehicle depreciation and lease costs increased to 20.6% of revenue from 20.4% in 2012, primarily due to the acquisition of Avis Europe.

•	Selling, general and administrative costs decreased to 13.3% of revenue from 15.7% in the prior year, primarily due to the acquisition of Avis Europe.

•	Vehicle interest costs increased to 1.6% of revenue compared to 1.1% in 2012, primarily due to the acquisition of Avis Europe.
Truck Rental

	2012	2011	% Change
Revenue	$374	$376	(1%)
Adjusted EBITDA	34	49	(31%)

Revenues decreased 1% during 2012 compared with 2011, primarily due to a 2% decrease in rental days, partially offset by a 1% increase in pricing.

Adjusted EBITDA decreased in 2012 compared with 2011, primarily due to decreased revenues, an $8 million increase in vehicle maintenance costs and inflationary price increases.
Corporate and Other

	2012	2011	% Change
Revenue	$1	$1	*
Adjusted EBITDA	(21)	(13)	*
__________

*	Not meaningful

Revenue was unchanged and Adjusted EBITDA decreased $8 million in 2012 compared with 2011. Adjusted EBITDA decreased primarily due to increases in selling, general and administrative expenses primarily related to the significant growth and increased complexity of our business.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
We present separately the financial data of our vehicle programs. These programs are distinct from our other activities as the assets under vehicle programs are generally funded through the issuance of debt that is collateralized by such assets. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our vehicle programs. We believe it is appropriate to segregate the financial data of our vehicle programs because, ultimately, the source of repayment of such debt is the realization of such assets.
FINANCIAL CONDITION

	As of December 31,
	2013	2012	Change
Total assets exclusive of assets under vehicle programs	$5,832	$5,119	$713
Total liabilities exclusive of liabilities under vehicle programs	5,720	5,197	523
Assets under vehicle programs	10,452	10,099	353
Liabilities under vehicle programs	9,793	9,264	529
Stockholders’ equity	771	757	14
Total assets exclusive of assets under vehicle programs increased primarily due to the acquisitions of Zipcar and Payless and an increase in cash and cash equivalents (see Note 5 to our Consolidated Financial Statements and “Liquidity and Capital Resources—Cash Flows”).
Total liabilities exclusive of liabilities under vehicle programs increased primarily due to an increase in corporate debt to finance the acquisition of Zipcar (see “Liquidity and Capital Resources—Debt and Financing Arrangements”).
Assets under vehicle programs increased primarily due to an increase in the size of our vehicle rental fleet to accommodate increased rental demand, inflationary increases in the average book value of our rental cars and the acquisitions of Zipcar and Payless.
Liabilities under vehicle programs increased principally as a result of additional borrowings to support the increase in our vehicle rental fleet and the acquisitions of Zipcar and Payless. See “Liquidity and Capital Resources—Debt and Financing Arrangements” for a detailed account of the change in our debt related to vehicle programs.
The increase in stockholders’ equity is primarily due to our net income for the year ended December 31, 2013.

LIQUIDITY AND CAPITAL RESOURCES
Overview
Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, as well as available funding arrangements and committed credit facilities, each of which is discussed below.

During 2013, we completed several corporate financing transactions, primarily to repay existing debt. In particular, we:

•	issued $500 million of 5½% Senior Notes due 2023;

•	amended and borrowed an incremental $300 million under the Floating Rate Term Loan due 2019;

•	issued €250 million (approximately $325 million, at issuance) of 6% Euro-denominated Senior Notes due 2021;

•	issued $250 million of Floating Rate Senior Notes due 2017; and

•	amended our senior revolving credit facility to extend its maturity to 2018, expand its borrowing capacity to $1.65 billion, and reduce its borrowing spread by 75 basis points;

and used proceeds from these borrowings, as well as cash generated from our operations, to:

•	fund our acquisitions of Zipcar and Payless;

•	retire the entire $450 million principal amount outstanding of our 9⅝% Senior Notes due 2018;

•	repay the entire $250 million principal amount outstanding of our Floating Rate Senior Notes due 2014;

•	repurchase $62 million of our 3½% Convertible Notes due 2014;

•	repay all $49 million of our Floating Rate Term Loan due 2016;

•	repay $39 million of our 8¼% Senior Notes due 2019;

•	repay approximately $27 million principal amount outstanding of our 9¾% Senior Notes due 2020; and

•	repurchase approximately 1.6 million shares of our outstanding common stock.

During 2013, we also increased our borrowings under vehicle programs to fund the seasonal increase in our rental fleet and completed a three-year, €500 million (approximately $687 million) European securitization program, which matures in 2016 and will be used to finance fleet purchases for a portion of our European operations.
Cash Flows
Year Ended December 31, 2013 vs. Year Ended December 31, 2012
The following table summarizes our cash flows:

	Year Ended December 31,
	2013	2012	Change
Cash provided by (used in):
Operating activities	$2,253	$1,889	$364
Investing activities	(2,234)	(2,073)	(161)
Financing activities	76	250	(174)
Effects of exchange rate changes	(8)	6	(14)
Net change in cash and cash equivalents	87	72	15
Cash and cash equivalents, beginning of period	606	534	72
Cash and cash equivalents, end of period	$693	$606	$87
The increase in cash provided by operating activities during 2013 compared to 2012 is principally due to increased revenues and our continued cost reduction efforts.
The increase in cash used in investing activities during 2013 compared with 2012 is primarily due to the acquisitions of Zipcar and Payless, partially offset by an increase in proceeds from the sale of vehicles and a decrease in our investment in vehicles.
The decrease in cash provided by financing activities in 2013 compared with 2012, primarily reflects an increase in net payments on vehicle borrowings in 2013, partially offset by an increase in net proceeds from corporate borrowings to fund the acquisition of Zipcar.
We anticipate that our non-vehicle capital expenditures will be approximately $190 million in 2014. As of December 31, 2013, we had approximately $150 million of authorized share repurchase capacity, and we currently anticipate that we will utilize substantially all such capacity to repurchase common stock in 2014.

Year Ended December 31, 2012 vs. Year Ended December 31, 2011
The following table summarizes our cash flows:

	Year Ended December 31,
	2012	2011	Change
Cash provided by (used in):
Operating activities	$1,889	$1,578	$311
Investing activities	(2,073)	(2,373)	300
Financing activities	250	424	(174)
Effects of exchange rate changes	6	(6)	12
Net change in cash and cash equivalents	72	(377)	449
Cash and cash equivalents, beginning of period	534	911	(377)
Cash and cash equivalents, end of period	$606	$534	$72
During 2012, we generated more cash from operating activities compared with 2011, primarily due to improved operating results.
The decrease in cash used in investing activities in 2012 compared with 2011 primarily reflects a decrease in acquisitions, as Avis Europe was purchased in 2011, partially offset by an increase in net purchases of vehicles as a result of the inclusion of Avis Europe in our results for the full year in 2012 compared with only three months in 2011.
The decrease in cash provided by financing activities in 2012 compared with 2011 principally reflects an $180 million increase in the net payments on corporate borrowings and related activity.

Debt and Financing Arrangements
At December 31, 2013, we had approximately $10.7 billion of indebtedness (including corporate indebtedness of approximately $3.4 billion and debt under vehicle programs of approximately $7.3 billion). We use various hedging strategies, including derivative instruments, to manage a portion of the risks associated with our floating rate debt.
Corporate indebtedness consisted of:

		As of December 31,
	Maturity Date	2013	2012	Change
Floating Rate Senior Notes	May 2014	$—	$250	$(250)
3½% Convertible Notes (a)	October 2014	66	128	(62)
Floating Rate Term Loan (b)	May 2016	—	49	(49)
4⅞% Senior Notes	November 2017	300	300	—
Floating Rate Senior Notes (c)	December 2017	247	—	247
9⅝% Senior Notes	March 2018	—	446	(446)
8¼% Senior Notes	January 2019	691	730	(39)
Floating Rate Term Loan (b) (d)	March 2019	989	689	300
9¾% Senior Notes	March 2020	223	250	(27)
6% Euro-denominated Senior Notes	March 2021	344	—	344
5½% Senior Notes	April 2023	500	—	500
		3,360	2,842	518
Other		34	63	(29)
Total		$3,394	$2,905	$489
__________

(a)	The 3½% Convertible Notes due 2014 are convertible by the holders into approximately 4 million shares of our common stock as of December 31, 2013.

(b)
The Floating Rate Term Loans are part of our senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of the Company’s intellectual property and certain other real and personal property.

(c)
As of December 31, 2013, the Floating Rate Senior Notes due 2017 bear interest at the three-month LIBOR, plus 275 basis points, for an aggregate rate of 3.00%. We have entered into a swap to hedge our interest rate exposure related to these notes at an aggregate rate of 3.58%.

(d)
As of December 31, 2013, the Floating Rate Term Loan due 2019 bears interest at the greater of three-month LIBOR or 0.75%, plus 225 basis points, for an aggregate rate of 3.00%. We have entered into a swap to hedge $600 million of our interest rate exposure related to the floating rate term loan at an aggregate rate of 3.96%.

The following table summarizes the components of our debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding:

	As of December 31,
	2013	2012	Change
North America – Debt due to Avis Budget Rental Car Funding (a)	$5,656	$5,203	$453
North America – Canadian borrowings	400	353	47
International – Debt borrowings	731	679	52
International – Capital leases	289	315	(26)
Truck Rental – Debt borrowings (b)	226	253	(27)
Other (c)	35	3	32
Total	$7,337	$6,806	$531
__________

(a)	The increase reflects additional borrowings principally to fund an increase in our fleet driven by increased rental volume and the acquisitions of Zipcar and Payless.

(b)	The decrease reflects reduced borrowings due to a decrease in the size of our truck fleet.

(c)	The increase is principally related to Zipcar capital leases.

The following table provides the contractual maturities for our corporate debt and our debt under vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2013:

	Corporate Debt	Debt Under Vehicle Programs
Due in 2014	$89	$1,264
Due in 2015	17	1,534
Due in 2016	16	1,618
Due in 2017	561	998
Due in 2018	11	1,532
Thereafter	2,700	391
	$3,394	$7,337
At December 31, 2013, we had approximately $4.6 billion of available funding under our various financing arrangements (comprised of $1.1 billion of availability under our committed credit facilities and approximately $3.5 billion available for use in our vehicle programs). As of December 31, 2013, the committed non-vehicle-backed credit facilities available to us and/or our subsidiaries included:

	Total Capacity	Outstanding Borrowings	Letters of Credit Issued	Available Capacity
Senior revolving credit facility maturing 2018 (a)	$1,650	$—	$598	$1,052
Other credit facilities (b)	13	1	—	12
__________

(a)
The senior revolving credit facility bears interest of one-month LIBOR, plus 225 basis points. The senior revolving credit facility is part of our senior credit facility, which is secured by pledges of capital stock of certain subsidiaries of the Company, and liens on substantially all of our intellectual property and certain other real and personal property.

(b)	These credit facilities encompass bank overdraft lines of credit, bearing interest of 4.50% to 5.69% as of December 31, 2013.
At December 31, 2013, the Company had various other uncommitted credit facilities available, which bear interest at rates of 0.52% to 2.50%, under which it had drawn approximately $4 million.
The following table presents available funding under our debt arrangements related to our vehicle programs, including related party debt due to Avis Budget Rental Car Funding, at December 31, 2013:

	Total Capacity(a)	Outstanding Borrowings	Available Capacity
North America – Debt due to Avis Budget Rental Car Funding (b)	$8,031	$5,656	$2,375
North America – Canadian borrowings (c)	753	400	353
International – Debt borrowings (d)	1,408	731	677
International – Capital Leases (e)	404	289	115
Truck Rental – Debt borrowings (f)	233	226	7
Other (g)	35	35	—
Total	$10,864	$7,337	$3,527
__________

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	The outstanding debt is collateralized by approximately $7.3 billion of underlying vehicles and related assets.

(c)	The outstanding debt is collateralized by $549 million of underlying vehicles and related assets.

(d)	The outstanding debt is collateralized by $1.3 billion of underlying vehicles and related assets.

(e)	The outstanding debt is collateralized by $306 million of underlying vehicles and related assets.

(f)	The outstanding debt is collateralized by $338 million of underlying vehicles and related assets.

(g)	The outstanding debt is collateralized by $28 million of underlying vehicles and related assets.

The significant terms for our outstanding debt instruments, credit facilities and available funding arrangements as of December 31, 2013, can be found in Notes 13 and 14 to our Consolidated Financial Statements.

LIQUIDITY RISK
Our primary liquidity needs include the payment of operating expenses, servicing of corporate and vehicle-related debt and procurement of rental vehicles to be used in our operations. The present intention of management is to reinvest the undistributed earnings of the Company’s foreign subsidiaries indefinitely into its foreign operations. We do not anticipate the need to repatriate foreign earnings to the United States to service corporate debt or for other U.S. needs. Our primary sources of funding are operating revenue, cash received upon the sale of vehicles, borrowings under our vehicle-backed borrowing arrangements and our senior revolving credit facility, and other financing activities.
As discussed above, as of December 31, 2013, we have cash and cash equivalents of $693 million, available borrowing capacity under our committed credit facilities of $1.1 billion, and available capacity under our vehicle programs of approximately $3.5 billion.
Our liquidity position could be negatively affected by financial market disruptions or a downturn in the U.S. and worldwide economies, which may result in unfavorable conditions in the vehicle rental industry, in the asset-backed financing market, and in the credit markets, generally. We believe these factors have in the past affected and could in the future affect the debt ratings assigned to us by credit rating agencies and the cost of our borrowings. Additionally, a downturn in the worldwide economy or a disruption in the credit markets could impact our liquidity due to (i) decreased demand and pricing for vehicles in the used vehicle market, (ii) increased costs associated with, and/or reduced capacity or increased collateral needs under, our financings, (iii) the adverse impact of vehicle manufacturers, including Ford, General Motors, Chrysler, Peugeot, Volkswagen, Fiat, Mercedes, Kia, BMW, Toyota, and Renault, being unable or unwilling to honor their obligations to repurchase or guarantee the depreciation on the related program vehicles, (iv) disruption in our ability to obtain financing due to negative credit events specific to us or affecting the overall debt market and (v) the effect of Realogy or Wyndham being unable or unwilling to honor its obligations under the agreements governing their disposition (see Item 1A. Risk Factors for further discussion).
Our liquidity position could also be negatively impacted if we are unable to remain in compliance with the financial and other covenants associated with our senior credit facility and other borrowings including a maximum leverage ratio. As of December 31, 2013, we were in compliance with the financial covenants in our senior credit facility.
CONTRACTUAL OBLIGATIONS
The following table summarizes our principal future contractual obligations as of December 31, 2013:

	2014	2015	2016	2017	2018	Thereafter	Total
Corporate debt	$89	$17	$16	$561	$11	$2,700	$3,394
Debt under vehicle programs	1,264	1,534	1,618	998	1,532	391	7,337
Debt interest	403	347	288	236	184	196	1,654
Operating leases (a)	561	368	288	215	162	719	2,313
Commitments to purchase vehicles (b)	6,420	—	—	—	—	—	6,420
Defined benefit pension plan contributions (c)	20	—	—	—	—	—	20
Other purchase commitments (d)	90	30	18	12	10	—	160
Contingent consideration (e)	—	12	—	—	—	—	12
Total (f)	$8,847	$2,308	$2,228	$2,022	$1,899	$4,006	$21,310
 __________

(a)	Operating lease obligations are presented net of sublease rentals to be received (see Note 15 to our Consolidated Financial Statements) and include commitments to enter into operating leases.

(b)
Represents commitments to purchase vehicles, the majority of which are from Ford Motor Company, General Motors Company and Chrysler Group LLC. These commitments are generally subject to the vehicle manufacturers satisfying their obligations under the repurchase and guaranteed depreciation agreements. The purchase of such vehicles is generally financed through financings under vehicle programs in addition to cash received upon the sale of vehicles, many of which were purchased under repurchase and guaranteed depreciation programs (see Note 15 to our Consolidated Financial Statements).

(c)
Represents the expected contributions to our defined benefit pension plans in 2014. The amount of future contributions to our defined benefit pension plans will depend on the rates of return generated from plan assets and other factors (see Note 18 to our Consolidated Financial Statements) and are not included above.

(d)	Primarily represents commitments under service contracts for information technology and telecommunications and marketing agreements with travel service companies.

(e)	Represents contingent consideration related to the acquisition of Apex in October 2012.

(f)
Excludes income tax uncertainties of $44 million, $15 million of which is subject to indemnification by Realogy and Wyndham. We are unable to estimate the period in which these income tax uncertainties are expected to be settled.

For more information regarding guarantees and indemnifications, see Note 15 to our Consolidated Financial Statements.
ACCOUNTING POLICIES
Critical Accounting Policies
In presenting our financial statements in conformity with GAAP, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events and/or events that are outside of our control. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.
Goodwill and Other Indefinite-lived Intangible Assets. We have reviewed the carrying value of our goodwill and other indefinite-lived intangible assets for impairment. In performing this review, we are required to make an assessment of fair value for our goodwill and other indefinite-lived intangible assets. When determining fair value, we utilize various consistent assumptions, including the fair market trading price of our common stock and management’s projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause the fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. We review the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that an impairment may have occurred.
Our goodwill and other indefinite-lived intangible assets are allocated among our reporting units. During 2013, 2012 and 2011, there was no impairment of goodwill or other intangible assets. In the future, failure to achieve our business plans, a significant deterioration of the macroeconomic conditions of the countries in which we operate, or significant changes in the assumptions and estimates that are used in our impairment testing for goodwill and indefinite-lived intangible assets (such as the discount rate) could result in significantly different estimates of fair value that could trigger an impairment of the goodwill or intangible assets of our reporting units.
Business Combinations. The Company uses the acquisition method of accounting for business combinations, which requires that the purchase price of acquired companies be allocated to the tangible and intangible assets acquired and the liabilities assumed, as applicable, at their respective estimated fair values at the date of acquisition.
Our assessment of the purchase price allocation and the related fair values requires management to make significant estimates and assumptions with respect to intangible assets. Examples of critical valuation assumptions used by management include projected future cash flows, the estimated weighted average cost of capital and market royalty rates. We believe that our estimates are based on reasonable assumptions and, in part, on historical experience and information obtained from the management of the acquired companies and are unpredictable and inherently uncertain, and actual results could differ from those assumptions.
Vehicles. We present vehicles at cost, net of accumulated depreciation, on the Consolidated Balance Sheets. We record the initial cost of the vehicle, net of incentives and allowances from manufactures. We acquire our rental vehicles either through repurchase and guaranteed depreciation programs with certain automobile manufacturers or outside of such programs. For rental vehicles purchased under such programs, we depreciate the vehicles such that the net book value on the date of sale or return to the manufacturers is intended to equal the contractual guaranteed residual values. For risk vehicles, acquired outside of manufacturer repurchase and guaranteed depreciation programs, we depreciate based on the vehicles’ estimated residual market values and their expected dates of disposition. The estimation of residual values requires the Company to make assumptions regarding the age and mileage of the vehicle at the time of disposal, as well as expected used vehicle auction market conditions. The Company periodically evaluates estimated residual values and adjusts depreciation rates as appropriate.

Differences between actual residual values and those estimated result in a gain or loss on disposal and are recorded as part of vehicle depreciation and lease charges, net, at the time of sale. See Note 2 to our Consolidated Financial Statements.
Income Taxes. We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reflected in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent results of operations. In the event we were to determine that we would be able to realize deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. Currently we do not record valuation allowances on the majority of our tax loss carryforwards as there are adequate deferred tax liabilities that could be realized within the carryforward period.
See Notes 2 and 8 to our Consolidated Financial Statements for more information regarding income taxes.
Public Liability, Property Damage and Other Insurance Liabilities. Insurance liabilities on our Consolidated Balance Sheets include supplemental liability insurance, personal effects protection insurance, public liability, property damage and personal accident insurance claims for which we are self-insured. We estimate the required liability of such claims on an undiscounted basis utilizing an actuarial method that is based upon various assumptions which include, but are not limited to, our historical loss experience and projected loss development factors. The required liability is also subject to adjustment in the future based upon changes in claims experience, including changes in the number of incidents and changes in the ultimate cost per incident.
Adoption of New Accounting Pronouncements
During 2013, we adopted the following standards as a result of the issuance of new accounting pronouncements:

•	ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment”

•	ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”
On January 1, 2014, we adopted the following standard as a result of the issuance of new accounting pronouncements:

•	ASU No. 2013-11, “Income Taxes: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”
For detailed information regarding these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements.